Exhibit (a)(1)(G)

INFORMATION STATEMENT PURSUANT TO SECTION 14(f) OF THE

SECURITIES EXCHANGE ACT OF 1934 AND RULE 14(f)-1 THEREUNDER

VOLCOM, INC.

1740 MONROVIA AVENUE

COSTA MESA, CALIFORNIA 92627

This Information Statement is being mailed on or about May 11, 2011 to holders of record of common stock, par value $0.001 per share (the “Shares”), of Volcom, Inc., a Delaware corporation (“Volcom” or the “Company”), as a part of the Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) of Volcom with respect to the tender offer (the “Offer”) by Transfer Holding, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of PPR S.A., a “société anonyme à conseil d’administration” (a corporation with a board of directors) organized under the laws of France (“PPR”), for all of the issued and outstanding Shares of Volcom. Unless the context indicates otherwise, in this Information Statement, “us,” “we,” and “our” refers to Volcom. You are receiving this Information Statement in connection with the possible election of persons designated by PPR to at least a majority of the seats on the Volcom Board of Directors (the “Board of Directors” or the “Board”). This designation is to be made pursuant to the Agreement and Plan of Merger, dated as of May 2, 2011 (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), by and among PPR, Purchaser and Volcom.

Pursuant to the Merger Agreement, Purchaser commenced a cash tender offer on May 11, 2011, to purchase all of the issued and outstanding Shares, at a price of $24.50 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and conditions set forth in the Offer to Purchase dated May 11, 2011, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively, constitute the “Offer”). The initial expiration date of the Offer is midnight, New York City time, on Thursday, June 9, 2011, subject to extension in certain circumstances as required or permitted by the Merger Agreement, the Securities and Exchange Commission (the “SEC”), or applicable law. At that time, if all the conditions to the Offer have been satisfied or waived, Purchaser will purchase all Shares validly tendered pursuant to the Offer and not properly withdrawn. Copies of the Offer to Purchase and the accompanying Letter of Transmittal have been mailed with the Schedule 14D-9 to stockholders of Volcom and are filed as exhibits to the Schedule 14D-9 filed by Volcom with the SEC on May 11, 2011.

The Merger Agreement provides that, after the time Purchaser accepts for payment any Shares tendered and not validly withdrawn pursuant to the Offer (the “Completion of the Offer”), Purchaser will be entitled to designate to serve on the Board of Directors, the number of directors (rounded up to the next whole number) determined by multiplying (i) the total number of directors on the Board of Directors (giving effect to any increase in the number of directors pursuant to the Merger Agreement to effect these provisions) and (ii) the percentage that the aggregate number of Shares beneficially owned by PPR, Purchaser or any of their respective affiliates bears to the total number of Shares then outstanding (including, in each case, any outstanding securities of the Company that are convertible or exchangeable into or exercisable for Shares on an as-converted basis) provided that the number of Shares tendered in the Offer, together with the Shares then beneficially owned by PPR or Purchaser (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis). Upon request from Purchaser, the Company has agreed to take all actions necessary, including securing resignations of incumbent directors, and/or increasing the size of the Board of Directors, to enable Purchaser’s designees to be designated to the Board of Directors. From and after the Completion of the Offer, to the extent requested by Purchaser, the Company must also cause the individuals designated by Purchaser to constitute the number of members (rounded up to the next whole number) as permitted by applicable law and the rules of NASDAQ, on (i) each committee of the Board of Directors and (ii) each board of directors of each of the Company’s subsidiaries (and each committee thereof) that represents at least the same percentage as individuals designated by PPR represent on the Board of Directors.

This Information Statement is required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 thereunder, in connection with the appointment of Purchaser’s designees to the Board of Directors. You are urged to read this Information Statement carefully. You are not, however, required to take any action. The information contained in this Information Statement, including information incorporated herein by reference, concerning Purchaser’s designees have been furnished to Volcom by PPR, and Volcom assumes no responsibility for the accuracy or completeness of such information.

DIRECTORS DESIGNATED BY PURCHASER

Purchaser has informed the Company that promptly following its payment for Shares pursuant to Offer, Purchaser will exercise its rights under the Merger Agreement to obtain representation on, and control of, the Board of Directors by requesting that the Company provide it with the maximum representation on the Board of Directors to which it is entitled under the Merger Agreement. Purchaser has informed the Company that it will choose its designees to the Board of Directors from among the persons identified below. In the event that additional designees of Purchaser are required in order to constitute a majority of the Board of Directors, such additional designees will be selected by Purchaser from among the directors and executive officers of PPR and Purchaser contained in Schedule I to the Offer to Purchase, which is incorporated herein by reference. The following table sets forth, with respect to each individual who may be designated by Purchaser as a designee, the name, age of the individual as of the date hereof, and such individual’s present principal occupation and employment history during the past five years. Purchaser has advised the Company that each of the persons who may be designated by Purchaser to act as a director of the Company has consented to so act if designated by Purchaser as a director of the Company.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
François-Henri Pinault	48	France

Chairman and Chief Executive Officer of PPR since 2005; Chairman of the Executive Board of PPR from March 2005 to May 2005; Vice-Chairman of the Supervisory Board from May 2003 to March 2005; Member of the Supervisory Board since January 17, 2001; Manager of Financière Pinault since October 2000; Chairman of the Board of Directors of Artémis since May 2003; Member of the Management Board of Château Latour since June 1998; Board member of Christie’s International Plc (United Kingdom) since May 2003; Member of the Supervisory Board of Puma AG (Germany) since June 2007; Member of the Supervisory Board of Gucci Group NV (the Netherlands) since October 2005; Vice-Chairman of the Supervisory Board of Boucheron Holding since May 2005; Director of Fnac SA since October 1994; Member of the Supervisory Board of Yves Saint Laurent SAS since April 2005; Director of Sapardis since May 2008; Director of Bouygues since December 2005; Director of Soft Computing since June 2001; Vice-Chairman of the Supervisory Board of Cfao since October 2009; Vice-Chairman of the Board of Directors of Sowind Group (Switzerland) since June 2008; Director of Simetra Obligations from May 2003 to December 2006; Chairman and Chief Executive Officer of Redcats from December 2008 to April 2009; Director of Tennessee from 2001 to November 2009.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Jean-François Palus	49	France

Director and Deputy Chief Executive Officer of PPR since May 2009; President and Chief Executive Officer of Purchaser since it was formed; Chairman and Chief Executive Officer of Sapardis since May 2007; Director of Fnac since November 2007; Director of Caumartin Participations since June 2008; Member of the Supervisory Board of Gucci Group NV (the Netherlands) since May 2006; Member of the Supervisory Board of Puma AG (Germany) since June 2007; Member of the Supervisory Board of Cfao since October 2009; Representative of PPR on the Board of Directors of Redcats since April 2006; Representative of Sapardis vis-à-vis the management of Société Civile Zinnia since December 2009; Director of Conforama Holding from April 2006 to March 2011; Chief Executive Officer of Sapardis from January 2008 to February 2008; Representative of Sapardis vis-à-vis the management of Conseil et Assistance from December 2007 to December 2008; Chairman and Chief Executive Officer of the PPR Club de Développement from June 2006 to June 2009; Representative of Saprodis vis-à-vis the management of Société Civile Zinnia from February 2008 to December 2009; Chairman of Redcats International from December 2008 to April 2009; Director of PPR Luxembourg (Luxembourg) since April 2006 to April 2010.

Todd Hymel	37	U.S.

Director of Purchaser since it was formed; Deputy Director of Mergers and Acquisitions of PPR since July 2008; Director of Fansteel Inc.; Member of the Supervisory Board of Cfao from October 2009 to December 2009; Director of M&A at Platinum Equity from 2003 to 2007; Senior Manager in KPMG’s Transaction Services department from 1998 to 2003.

Jochen Zeitz	48	Germany	Chairman of the management board and CEO of Puma AG since 1993; Chief Sustainability Officer of PPR since October 2010; Director of Harley Davidson, Inc since 2007.
Gilles Linard	52	France

Director of Corporate Finance, Treasury and Insurance Department of PPR since 1997; Chairman and CEO of Financiere Marothi since 1999; Chairman and CEO of Prodistri since 1997; Director of PPR Asia Pacific Limited since 2010; Director of Scholefield Goodmann BV since 2003; Chairman of Printemps Reassurance since 2004; Chairman of Discodis International since 2010; Representative of Discodis on the board of directors of CFP; Chairman and CEO of SFGM from May 2002 to December 2007; Director of PPR Suisse from February 1999 to April 2006; manager of Société Civile du general from October 1999 to September 2009.

Name	Age	Citizenship	Current Principal Occupation or Employment and Five-Year Employment History
Grégoire Amigues	44	France

Director of Strategy and Development for PPR since 2006; Chairman and CEO of Luminosa; Director of Sapardis; Member of the supervisory board of Puma AG; Member of the board of directors of Redcats SA; Representative of PPR on the board of directors of Caumartin Participations; Representative of Sapardis on the Board of Directors of Club de Développement PPR from March 2008 to February 2010; Member of the supervisory board of Cfao from May 2009 to November 2009; Director of Conforama Holding from January 2011 to March 2011; Partner at Toulouse & Associés from 2005 to 2006.

Michel Friocourt	59	France

Group General Counsel or Legal Director of PPR since October 1990; Chairman of Discodis since January 2006; Chairman of Caumartin Participations since June 2002; Director of Sapardis since March 2007; Chairman and CEO of CFP since June 2004; Chairman of the Board of Directors of Discodis Belgique N.V since December 1993.; Director of PPR HK Limited (Hong Kong) since January 2002; Director of Scholefield Goodman BV since September 2007; Director of PPR Asia (Singapore) since January 2002; Chairman of APARFI (Switzerland) since September 2009; Representative of Discodis in the management of Bergson since May 2003; Chairman of PPR Suisse (Switzerland) since December 2010; Representative of Discodis on the board of directors of Discodis Belgique N.V. since June 2003; Member of the Supervisory Board of Yves Saint Laurent SAS from March 2011; Member of the Supervisory Board of Cfao from October 2009 to May 2010; Representative of Discodis on the board of directors of Cfao from January 2005 to October 2009; Director of France-Printemps SA from May 2005 to October 2006; Representative of Discodis on the supervisory board of Rouafi (Orcanta) from May 2000 to August 2006; Director of Optimum from May 2003 to November 2007; Representative of Discodis in the management of SEPIA from November 2000 to December 2010; Director of Conforama Holding from June 2006 to March 2011.

Purchaser has advised the Company that, to the best of its knowledge, none of Purchaser’s designees to the Board of Directors has, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or misdemeanors), (b) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws, (c) filed a petition under federal bankruptcy laws or any state insolvency laws or has had a receiver appointed to the person’s property or (d) been subject to any judgment, decree or final order enjoining the person from engaging in any type of business practice. Unless otherwise indicated above, all of Purchaser’s designees are citizens of the United States, and none is related to any other nominee or to any executive officer of the Company.

Purchaser has advised the Company that, to the best of its knowledge, none of its designees to the Board of Directors (i) is currently a director of, or holds any position with, the Company or any of its subsidiaries or (ii) beneficially owns any securities (or rights to acquire any securities) of the Company. Purchaser has advised the Company that, to the best of its knowledge, none of its designees or any of his or her affiliates (a) has a familial relationship with any directors or executive officers of the Company or any of its subsidiaries or (b) has been involved in any transactions with the Company or any of its directors, officers or affiliates that are required to be disclosed pursuant to the rules and regulations of the SEC, except as may be disclosed herein.

It is expected that Purchaser’s designees will assume office as promptly as practicable following the purchase by Purchaser of Shares pursuant to the Offer, which cannot be earlier than midnight, New York City time, on June 9, 2011, and that, upon assuming office, Purchaser’s designees will constitute at least a majority of the Board of Directors. It is not currently known which of the current directors of the Company will resign. To the extent the Board of Directors will consist of persons who are not nominees of Purchaser’s, the Board of Directors is expected to continue to consist of those persons who are currently directors of the Company who do not resign.

CURRENT COMPANY DIRECTORS AND EXECUTIVE OFFICERS

The names of the current Volcom directors, executive officers and key employees, and their ages are as follows:

Name	Age	Position
Richard R. Woolcott	45	Chairman and Chief Executive Officer
Douglas S. Ingram	48	Director
Anthony M. Palma	49	Director
Joseph B. Tyson	49	Director
Carl W. Womack	60	Director
René R. Woolcott	79	Director
Kevin G. Wulff	59	Director
Jason W. Steris	41	President and Chief Operating Officer
Douglas P. Collier	48	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Tom D. Ruiz	50	Executive Vice President of Sales
Ethan Anderson	39	Executive Vice President, Creative Director
Seth “Hoby” Darling	35	Senior Vice President, Strategic Development and General Counsel
John W. Fearnley	42	Senior Vice President of Production and Design
Ryan N. Immegart	34	Vice President of Marketing
David A. Unter	39	Vice President of Finance

Richard R. Woolcott our founder, has substantial business management and marketing experience, as well as first-hand experience in the action sports industry as a sponsored athlete, which has led our Board to conclude that Mr. Woolcott should serve as one of our directors. Mr. Woolcott founded Volcom in 1991 and has served as Chairman since June 2008 and Chief Executive Officer since our inception. Mr. Woolcott’s knowledge of all aspects of the Company’s business and his historical understanding of its operations, position him well to serve as our Chairman and Chief Executive Officer. Mr. Woolcott also served as our Chairman from inception until July 2000 and as President from inception until June 2008. From 1989 until 1991, he worked in the marketing and promotions department of Quiksilver, Inc., a New York Stock Exchange (“NYSE”), listed action sports company. From 1981 to 1989, he was a sponsored athlete for Quiksilver. Mr. Woolcott was inducted into the National Scholastic Surfing Association Hall of Fame in 2004 and was named the Surf Industry Manufacturers Association Individual Achiever of the Year in 2003. Mr. Woolcott was a member of the National Scholastic Surfing Association National Team from 1982 through 1985 and was selected as a member of the United States Surfing Team in 1984. He earned a B.S. in Business Administration from Pepperdine University.

Douglas S. Ingram has a wealth of management experience and business understanding, expertise in regulatory governance and legal matters and front-line exposure to many of the issues facing public companies, which has led our Board to conclude that Mr. Ingram should serve as one of our directors. Mr. Ingram has served on our Board of Directors since June 2005 and has served as our Lead Independent Director since June 2008. Mr. Ingram has been President of the Europe, Africa and Middle East division of Allergan, Inc., a NYSE-listed specialty pharmaceutical and medical device company, since August 2010. Prior to that, Mr. Ingram was the Executive Vice President, Chief Administrative Officer and Secretary, as well as Chief Ethics Officer, of Allergan, Inc., since October 2006. Mr. Ingram also served as Allergan’s General Counsel from January 2001 to July 2009, and from October 2003 through October 2006, served as Allergan’s Executive Vice President, General Counsel, Secretary and Chief Ethics Officer. Prior to that, Mr. Ingram served as Allergan’s Corporate Vice President, General Counsel, Secretary and Chief Ethics Officer, since July 2001. Prior to that he was Allergan’s Senior Vice President and General Counsel since January 2001, and Assistant Secretary since November 1998. Prior to that, Mr. Ingram was Allergan’s Associate General Counsel from August 1998, Assistant General Counsel from January 1998 and Senior Attorney and Chief Litigation Counsel from March 1996, when he first joined Allergan. Prior to joining Allergan, Mr. Ingram was, from August 1988 to March 1996, an attorney with the law firm of Gibson, Dunn & Crutcher. Mr. Ingram received a B.S. from Arizona State University and a law degree from the University of Arizona.

Anthony M. Palma has more than 17 years of experience in leadership roles at companies in the sports and consumer goods industry, which provides him with a keen understanding of our operations and an in depth knowledge of our industry and has led our Board to conclude that Mr. Palma should serve as one of our directors. Mr. Palma has served on our Board of Directors since June 2005. Mr. Palma has served as Chief Executive Officer of Ogio International, Inc., a privately held designer and manufacturer of gear bags, since January 2010. Prior to that, he served as President and Chief Executive Officer of Easton-Bell Sports, a privately held manufacturer, marketer and distributor of sports equipment, from April 2006 to March 2008. Prior to that, Mr. Palma served as the President and Chief Executive Officer of Easton Sports, Inc., since July 1995. Prior to that, Mr. Palma served as Chief Financial Officer of Easton Sports, Inc., since 1993. Prior to joining Easton in 1993, Mr. Palma was with KPMG Peat Marwick from 1985 to 1993. Mr. Palma earned a B.S. in Business Administration with an emphasis in Accounting from California State University, Northridge.

Joseph B. Tyson has financial expertise, a wealth of management experience, business understanding and front-line exposure to many of the issues facing public companies, which has led our Board to conclude that Mr. Tyson should serve as one of our directors. Mr. Tyson has served on our Board of Directors since June 2005. Since October 2009, Mr. Tyson has been a Principal at Cisterra Capital, a privately funded investment firm that specializes in acquiring, developing and repositioning commercial real estate loans and assets. From September 2007 until September 2009, Mr. Tyson was a consultant with Cisterra Capital. From October 2006 until August 2007, Mr. Tyson was the Chief Operating Officer of The Picerne Group, a privately-funded international investment firm. Prior to joining The Picerne Group, Mr. Tyson served as the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Pan Pacific Retail Properties, Inc., an NYSE-listed real estate investment trust, since October 1999, until its sale to Kimco Realty in October 2006. Prior to that, Mr. Tyson was Chief Financial Officer of The Allen Group, a San Diego-based real estate company, from 1998 until 1999. Prior to 1998, Mr. Tyson was with Heitman Financial Ltd. for 11 years serving in various capacities including Senior Vice President and as a member of the firm’s Executive Committee. Mr. Tyson became licensed as a Certified Public Accountant during his tenure with PricewaterhouseCoopers from 1984 to 1987 in New York. Given his expertise in finance and accounting, Mr. Tyson has been determined to be an Audit Committee financial expert by our Board.

Carl W. Womack has financial expertise combined with extensive retail and operational experience in the action sports industry and front-line exposure to many of the issues facing public companies, which has led our Board to conclude that Mr. Womack should serve as one of our directors. Mr. Womack has served on our Board of Directors since June 2005. Mr. Womack served as the Senior Vice President and Chief Financial Officer of Pacific Sunwear of California, Inc., a NASDAQ-listed apparel retailer, from 1994 until his retirement in October 2004. He served as Vice President of Finance and Chief Financial Officer of Pacific Sunwear from May 1986 to September 1994. He served as Secretary of Pacific Sunwear from November 1992 to October 2004. Prior to joining Pacific Sunwear, Mr. Womack served in several positions in public and private accounting. Mr. Womack earned a B.S. in Business Administration with an emphasis in Accounting from California State University, Northridge. Given his expertise in finance and accounting, Mr. Womack has been determined to be an Audit Committee financial expert by our Board.

René R. Woolcott has institutional knowledge and a deep understanding of the strategic and operational issues we face as well as insights based on his substantial experience in business strategy and finance, which has led our Board to conclude that Mr. Woolcott should serve as one of our directors. Mr. Woolcott has served on our Board of Directors since our inception in 1991 and served as our Chairman from July 2000 to June 2008. From 1985 to the present, Mr. Woolcott has served as Chairman and President of Clarendon House Advisors, Ltd., a privately owned investment company. From 1976 to 1985, he was Chairman and Chief Executive Officer of Aronson Woolcott & Co., a member of the NYSE specializing in institutional equity research. From 1973 to 1976, he was President and Chief Executive Officer of Diebold Venture Capital. From 1965 to 1973, he acquired control of Pacific Clay Products, a manufacturer of industrial clay building products, and created its parent, Pacific Holding Corp., where he was Chairman and Chief Executive Officer. Mr. Woolcott holds a B.S. summa cum laude from New York University and an M.B.A. from Harvard University. Our Chairman and Chief Executive Officer, Richard Woolcott, is the son of René Woolcott.

Kevin G. Wulff has more than 30 years of experience in leadership roles at companies in the sports and consumer goods industry, which provides him with a keen understanding of our operations and an in depth knowledge of our industry and has led our Board to conclude that Mr. Wulff should serve as one of our directors. Mr. Wulff has served on our Board of Directors since June 2005. Since March 2011, Mr. Wulff has served as Chief Executive Officer and President of Asics America Corporation, a division of ASICS Corporation, a global sporting goods company listed on the Tokyo and Osaka stock exchanges. Prior to that, since February 2011, Mr. Wulff has served as President and Chief Operating Officer of ASICS America Corporation. Prior to that, Mr. Wulff served as Chief Operating Officer of ASICS America Corporation since August 2010. Prior to that, Mr. Wulff served as a consultant to Symphony Holdings Limited, a Hong Kong Exchange listed company principally engaged in the manufacturing, distribution and licensing of branded footwear and apparel since February 2010. Prior to that, Mr. Wulff was the President and Chief Executive Officer of Pony International, LLC, from March 2007 to February 2010. Prior to that, he was the President and Chief Executive Officer of American Sporting Goods since March 2005. Prior to that, Mr. Wulff served as Vice President, Business Development and Sports Marketing for Adidas America from 2003 to January 2005. From October 2001 to March 2003, Mr. Wulff served as Chairman and Chief Executive Officer of the Women’s Tennis Association. From June 2000 to October 2001, he served as Senior Vice President/General Manager — Emerging Business and Subsidiaries for Nike, Inc. From 1998 to June 2000, Mr. Wulff served as Senior Vice President/General Manager — USA for Nike, Inc. From 1997 to 1998, he served as Vice President/General Manager — Americas for Nike, Inc. He served as the President of Nike Canada from 1994 to 1997 and General Manager of Nike, Inc., from 1993 to 1994. Prior to joining Nike, Inc., in 1993, he served in various capacities with Miller Brewing Company from 1977 to 1993. Mr. Wulff holds a B.S. in Social Science, Business and Physical Education from the University of Northern Iowa.

Jason W. Steris has served as our President since June 2008 and Chief Operating Officer since 1998. From 1995 to 1998, he served as our National Sales Manager and from 1993 to 1995 he served as our Southern California Sales Representative. Prior to Mr. Steris joining us in 1993, he worked in action sports retail for eight years with Laguna Surf & Sport in various positions, including store manager and buyer.

Douglas P. Collier has served as our Executive Vice President, Chief Financial Officer and Secretary since May 2008. From 1994 until May 2008, he served as Chief Financial Officer and Secretary. He has also served as our Treasurer since April 2005. From 1991 to 1994, Mr. Collier served as Controller at Mary Tyler Moore Studios. Mr. Collier was a Senior Tax Specialist with KPMG from 1987 to 1990. Mr. Collier is a Certified Public Accountant (inactive). He earned a B.S. in Business Administration and an M.S. in Accounting from San Diego State University.

Tom D. Ruiz has served as our Executive Vice President of Sales since May 2008. From 1998 to May 2008 he served as our Vice President of Sales. Prior to joining us, Mr. Ruiz was the Vice President of Sales and Marketing for Yaga Clothing from 1994 to 1998. From 1990 to 1994, he was owner and President of Bleick Jeans. Prior to forming Bleick Jeans, he held numerous sales positions with Quiksilver, Inc., from 1984 to 1990. Mr. Ruiz has served as a member of the board of directors of the Surf Industry Manufacturers Association since 2005.

Ethan F. Anderson has served as our Executive Vice President, Creative Director since March 2011. Prior to that, he served as our Senior Vice President, Creative Director since May 2008. Prior to that, he served as our Vice President, Creative Director since July 2005. Prior to that, he served in leadership roles as Creative Director and Senior Art Director since founding our in-house art department in 1994. Mr. Anderson earned a B.A. in Art with an emphasis in Graphic Design from San Diego State University.

Seth “Hoby” Darling has served as our Senior Vice President, Strategic Development and General Counsel since May 2008. Prior to that, he served as our Vice President, Strategic Development and General Counsel since June 2005. Prior to joining us, he served as our outside legal counsel as an attorney at the international law firm of Latham & Watkins where he focused his practice on counseling consumer relevant and sports companies.

Mr. Darling holds a Juris Doctorate degree from Northwestern University in Chicago and graduate degrees in Business Administration from the University of California at Berkeley Haas School of Business and Columbia University in New York. In addition, he earned a B.A. with honors from Western Washington University.

John W. Fearnley has served as our Senior Vice President of Production and Design since March 15, 2011. Prior to that, he served as our Vice President of Production and Design since June 2008. Prior to that, Mr. Fearnley was our Director of Production since joining us in 2001. Mr. Fearnley has over twenty years of experience in apparel production and design with action sports apparel brands such as Quiksilver, Billabong, O’Neill and Thunder Bros. (an apparel company he founded). Mr. Fearnley earned a B.A. in Planning, Policy and Design from the School of Social Ecology at the University of California, Irvine.

Ryan N. Immegart has served as our Vice President of Marketing since May 15, 2010. Prior to that, Mr. Immegart served as the Director of Volcom Entertainment, the music division of our company, which he founded with Richard Woolcott. Mr. Immegart began his career with us in 1992, as our first sponsored snowboarder at the age of 16.

David A. Unter has served as our Vice President of Finance since January 2005. From September 2004 to December 2004, he served as Director of Accounting and Financial Reporting for Hot Topic, Inc., a NASDAQ listed mall-based specialty apparel retailer. From 1994 to 2004, Mr. Unter was with Deloitte and Touche LLP providing advisory, audit and assurance services for companies in the action sports and retail industries. During his tenure at Deloitte and Touche LLP, Mr. Unter became licensed as a Certified Public Accountant. Mr. Unter earned a B.S. in Accounting from the University of Southern California.

COMPANY BOARD OF DIRECTORS AND

CORPORATE GOVERNANCE INFORMATION

Board Meetings

The Board of Directors held six meetings during the year ended December 31, 2010. Each of our directors, except René R. Woolcott (who attended four of the six Board of Director meetings), attended or participated in at least 75% of the combined total of (i) all meetings of the Board of Directors that took place when such director was a member of the Board of Directors and (ii) all meetings of those committees of the Board of Directors on which such person served, which were held during such period. The Board has a policy that requires each Board member to attend the annual meeting of stockholders, absent unusual circumstances; provided, however, that members may attend such annual meeting by telephone if necessary to mitigate conflicts. Each Board member attended the 2010 annual meeting of stockholders.

Board Leadership Structure

The Board of Directors has determined that it is in our best interests to have Mr. Richard Woolcott serve as Chairman and Chief Executive Officer. The Chief Executive Officer serves as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. Mr. Woolcott’s knowledge regarding our operations and the industries and markets in which we compete positions him to best identify matters for Board review and deliberation. Additionally, the combined role of Chairman and Chief Executive Officer facilitates centralized board leadership in one person so there is no ambiguity about accountability. Our current leadership structure with the combined Chairman/Chief Executive Officer leadership role enhances the Chairman and Chief Executive Officer’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors.

Our Board of Directors acknowledges that independent board leadership is important. In order to enhance board independence, when Mr. Richard Woolcott was elected Chairman in June 2008 the company also appointed Mr. Ingram lead independent director. Also, our bylaws require that a majority of our directors shall be independent at all times and 5 of the 7 directors currently serving on our Board are independent. Furthermore, each director serving on our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent. Our directors meet in executive sessions on a regular basis.

Independence of the Board of Directors

After review of all the relevant transactions or relationships between each director (or any member of his family) and us or one of our affiliates or our independent registered public accounting firm, based on information provided by the director, our records and publicly available information, our Board of Directors affirmatively determined that all but two of our directors, René Woolcott and Richard Woolcott, are independent directors under the applicable listing standards of NASDAQ and the requirements of the SEC. These independent directors are Messrs. Ingram, Palma, Tyson, Womack and Wulff. In making its independence determinations, the Board has concluded that none of these members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Chairman and Chief Executive Officer, Richard Woolcott, is the son of a member of our Board of directors, René Woolcott. There are no other familial relationships between our executive officers and our Directors.

Committees of the Board of Directors

We have a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are available on our website, www.volcom.com, under the Investor Relations section. The inclusion of our website address in this Information Statement does not include or incorporate by reference the information on our website into this Information Statement.

Audit Committee

Our Audit Committee consists of three directors, Messrs. Tyson (Chairman), Palma and Womack. Each of these directors is independent as defined by the applicable rules of the NASDAQ and SEC. Each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and NASDAQ rules. Mr. Tyson serves as the chairperson of the Audit Committee and our Board of Directors has determined that each of Messrs. Tyson and Womack is an “audit committee financial expert” under applicable SEC rules. Our independent auditors and our internal finance personnel regularly meet privately with and have unrestricted access to our Audit Committee. The Audit Committee acts pursuant to an Audit Committee charter intended to satisfy applicable SEC and NASDAQ rules. During fiscal year 2010, our Audit Committee met nine times.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary duties of our Audit Committee are to, among other things:

•	evaluate our independent auditors’ qualifications, independence and performance;

•	determine the engagement and compensation of our independent auditors;

•	approve the retention of our independent auditors to perform any proposed, permissible non-audit services;

•	monitor the rotation of partners of the independent auditors on our engagement team as required;

•	review our consolidated financial statements;

•	meet with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•

establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	review on an ongoing basis and approve related party transactions;

•	prepare the reports required by the rules of the SEC to be included in our annual proxy statement; and

•	discuss, with our management and our independent auditors, the results of our annual audit and the review of our quarterly consolidated financial statements.

Compensation Committee

Our Compensation Committee consists of three directors, Messrs. Womack (Chairman), Ingram and Wulff. Each of these directors is independent under NASDAQ rules and qualifies as a non-employee director and an outside director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 162(m) of the Code, respectively. During fiscal year 2010, our Compensation Committee met two times.

We have adopted a Compensation Committee charter, which outlines the Compensation Committee’s primary duties to include, among other things:

•	establishing overall employee compensation policies and recommending to our Board of Directors major compensation programs;

•	reviewing and approving the compensation of our corporate officers and directors, including salary and bonus awards;

•	administering our various employee benefit, pension and equity incentive programs;

•	reviewing executive officer and director indemnification and insurance matters;

•	managing and reviewing any employee loans; and

•	preparing an Annual Report on executive compensation for inclusion in our proxy statement.

During the first quarter of each year, the Compensation Committee generally reviews and approves the bonus plan and salaries for the upcoming year for each of the corporate officers who has a base salary in excess of $150,000, the Chief Financial Officer, the Chief Operating Officer/President and the Chief Executive Officer. The Compensation Committee does not delegate its authority to other persons. The Compensation Committee does not currently use the services of a compensation consultant to determine executive or director compensation.

Executive Compensation. Except for the Chief Executive Officer’s compensation, compensation of executives is recommended to the Compensation Committee by the Chief Executive Officer based upon historical practice, a market survey report of other apparel companies and other local companies prepared by the Human Resources department, and Volcom’s overall performance. The Chief Executive Officer’s compensation is discussed between the Chairman of the Compensation Committee and the Chief Executive Officer. The Chairman of the Compensation Committee then makes a recommendation to the entire Compensation Committee for discussion and approval. Compensation decisions for executives are made by the Compensation Committee after evaluating all components of compensation and assessing total compensation.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three directors, Messrs. Ingram (Chairman), Palma and Wulff. Each of these directors is independent under NASDAQ rules. During fiscal year 2010, our Nominating and Corporate Governance Committee met two times. We have adopted a Nominating and Corporate Governance Committee charter which outlines the Nominating and Corporate Governance Committee’s primary duties to include, among other things:

•	establishing standards for service on our Board of Directors and nominating guidelines and principles;

•	identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election to our Board of Directors;

•	considering and making recommendations to our Board of Directors regarding its size and composition, committee composition and structure and procedures affecting directors;

•	establishing policies regarding the consideration of any director candidates recommended by our stockholders, and the procedures to be followed by stockholders in submitting such recommendations;

•	evaluating and reviewing the performance of existing directors; and

•

monitoring our corporate governance principles and practices and making recommendations to our Board of Directors regarding governance matters, including our certificate of incorporation, bylaws and charters of our committees.

Director Candidates

In the event of a vacancy on the Board of Directors, the process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Policy and Procedures Regarding the Qualification, Identification, Consideration and Selection of

Director Candidates (Including Stockholder Nominees). These criteria include the candidate’s independence, knowledge, judgment, diversity (which is not formally defined in the policy), age, skills, education, character, standing in the community and industry and financial background and experience. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials including materials to determine whether the candidate is independent from us, a resume of the candidate, a consent from the candidate and a description of any arrangements or undertakings between the stockholder and the candidate regarding nomination, proof that the stockholder or group of stockholders making the recommendation has beneficially owned our common stock for at least a year as of the date such recommendation is made and such other information as reasonably requested by us, to the Nominating and Corporate Governance Committee, c/o General Counsel, Volcom, Inc., 1740 Monrovia Avenue, Costa Mesa, California 92627. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by our Board or others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting.

Code of Ethics and Business Conduct

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics is posted on our website, www.volcom.com, under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above. The inclusion of our website address in this Information Statement does not include or incorporate by reference the information on our website into this Information Statement.

Board Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect us. While our Board has the ultimate oversight responsibility for the risk management process, various committees of our Board also have responsibility for risk management. Our Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal Director of Sarbanes Oxley and Vice President of Finance. Risks related to our compensation programs are reviewed by the Compensation Committee and regulatory and other compliance risks are reviewed by the Nominating and Corporate Governance Committee. Our Board is advised by the committees of significant risks and management’s response via periodic updates.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Any stockholder who desires to contact the Chairman of the Nominating and Corporate Governance Committee or any member of the Board of Directors may do so by writing to the Volcom, Inc. Board of Directors, Attn: General Counsel, 1740 Monrovia Avenue, Costa Mesa, CA 92627. Communications received will be distributed by our General Counsel to the Chairman of the Nominating and Corporate Governance Committee or such other member or members of the Board of Directors as deemed appropriate by our General Counsel, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by our General Counsel to the Chairperson of the Audit Committee for review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Shares by Directors and Executive Officers

The authorized capital stock of Volcom consists of 60,000,000 Shares, par value $0.001 per Share. As of May 9, 2011, a total of 24,762,870 Shares issued and outstanding.

The following table sets forth as of May 9, 2011 the number and percentage of the outstanding shares of Volcom common stock which, according to the information supplied to us, are beneficially owned by (i) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, (ii) each person who is currently a member of our Board of Directors or is a nominee for election to our Board of Directors, (iii) each named executive officer in the Summary Compensation Table that appears below and (iv) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by such stockholder. Percentage of ownership is based on 24,762,870 shares of common stock beneficially owned on May 9, 2011. The number of shares of common stock outstanding used in calculating the percentage for each listed person and entity (and for all executive officers and directors as a group) includes common stock underlying options held by that person or entity (or by all executive officers and directors as a group, as the case may be) that are exercisable within 60 days of May 9, 2011, but excludes common stock underlying options held by any other person or entity. We do not currently permit pledges of our securities by Section 16 persons.

Name and Address	Volcom Common Stock Owned (#)	Rights to Acquire Volcom Common Stock (#)(1)	Total Beneficial Ownership of Volcom Common Stock (#)	Percentage of Common Stock Beneficially Owned
5% Holders Not Listed Below:
BlackRock, Inc.(2)	1,337,862	0	1,337,862	5.40%
Kwock Family Trust(3)	2,328,862	0	2,328,862	9.40%
Royce & Associates, LLC(4)	1,873,007	0	1,873,007	7.56%
Wasatch Advisors, Inc.(5)	1,257,126	0	1,257,126	5.08%
Prudential Financial, Inc.(6)	1,358,086	0	1,358,086	5.48%
Jennison Associates LLC(7)	1,321,367	0	1,321,367	5.34%
The TCW Group, Inc.(8)	2,228,096	0	2,228,096	9.00%
Wells Fargo and Company(9)	1,756,502	0	1,756,502	7.09%

Directors:
Richard R. Woolcott(10)	2,500,932		2,500,932	10.10%
Douglas S. Ingram	2,500	23,000	25,500	*
Anthony M. Palma	0	23,000	23,000	*
Joseph B. Tyson	0	23,000	23,000	*
Carl W. Womack	10,000	23,000	33,000	*
René R. Woolcott	1,064,765	4,000	1,068,465	4.32%
Kevin G. Wulff	620	23,000	23,620	*

Named Executive Officers:
Jason W. Steris	100,000	24,000	124,000	*
Douglas P. Collier(11)	194,824	20,000	214,824	*
Tom D. Ruiz(12)	8,957	15,000	23,957	*
Ethan Anderson	15,900	36,000	51,900	*
All executive officers and directors as a group (15 persons)	3,901,068	336,750	4,237,818	17.11%

*	Represents less than 1%
(1)	Represents shares of common stock that the holder may acquire upon exercise of currently vested options or options that will become vested within 60 days of May 9, 2011.
(2)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2011 by BlackRock, Inc., a parent holding company (“BlackRock”), on behalf of its investment advisory subsidiaries consisting of Blackrock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited and BlackRock International Limited. BlackRock reported that it has sole voting power and sole dispositive power with respect to all 1,337,862 shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)	This information is based on a Schedule 13G/A filed by Stephanie and Daniel Kwock with the SEC on February 17, 2009 (and not subsequently amended). These shares are currently held by the Kwock Family Trust, a revocable living trust, and were previously held by the Malcolm Trust. Stephanie Kwock, as the settlor of the Malcolm Trust, revoked the Malcolm Trust and transferred these shares to the Kwock Family Trust on March 10, 2006. Stephanie Kwock and her husband, Daniel Kwock, are the trustees, trustors and beneficiaries of the Kwock Family Trust, each with the unilateral power to revoke the trust. As trustees, each of Stephanie and Daniel Kwock is deemed to have shared voting and investment power with respect to the shares held by the Kwock Family Trust. The address for the Kwock Family Trust is 1385 Plaza Pacifica, Santa Barbara, California 93108.
(4)	According to a Schedule 13G/A filed with the SEC on January 26, 2011 by Royce & Associates LLC, an investment advisor registered under Section 203 of the Investment Company Act of 1940. Royce & Associates LLC has sole voting power and sole dispositive power with respect to all 1,873,007 shares. The address for Royce & Associates LLC is 745 Fifth Avenue, New York, NY 10151.
(5)	This information is based on a Schedule 13G filed by Wasatch Advisors, Inc., with the SEC on February 16, 2010 (and not subsequently amended). Wasatch Advisors, Inc., has sole voting and dispositive power with respect to all of the shares. The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.
(6)	This information is based on a Schedule 13G filed with the SEC on February 8, 2011 by Prudential Financial, Inc., a parent holding company (“Prudential”) on behalf of its direct and indirect registered investment advisor and broker dealer subsidiaries consisting of The Prudential Insurance Company of America, Prudential Investment Management, Inc., Jennison Associates LLC, Prudential Bache Asset Management, Inc., Prudential Investments LLC, Prudential Private Placement Investors, L.P., Pruco Securities, LLC, Prudential Investment Management Services LLC, AST Investment Services, Inc., Prudential Annuities Distributors, Inc., Quantitative Management Associates LLC, Prudential International Investments Advisers, LLC, Global Portfolio Strategies, Inc., Prudential Bache Securities, LLC, and Prudential Bache Commodities, LLC. Prudential reported that it may be deemed the beneficial owner of securities beneficially owned by these entities and may have direct or indirect voting and/or investment discretion over 1,358,086 shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential reports the combined holdings of these entities for the purpose of administrative convenience. Prudential reported that it has sole voting power with respect to 212,500 shares, shared voting power with respect to 960,355 shares, sole dispositive power with respect to 212,500 shares and shared dispositive power with respect to 1,145,586 shares. The address for Prudential is 751 Broad Street, Newark, NJ 07102-3777. See also Note (7) below.
(7)

Based on a Schedule 13G filed with the SEC on February 11, 2011 by Jennison Associates LLC (“Jennison”), a registered investment advisor and indirect wholly-owned subsidiary of Prudential. Jennison’s Schedule 13G reports that as a result of acting as investment advisor to various companies, insurance separate accounts and institutional clients (collectively, “Managed Portfolios”), Jennison may be deemed to be the beneficial owner of the shares of Volcom common stock held by such Managed Portfolios. In addition, as Prudential indirectly owns 100% of the equity interest of Jennison, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that

Jennison may have with respect to Volcom’s common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential and, as such, shares of Volcom’s common stock reported on Jennison’s Schedule 13G may be included in the shares reported on the Schedule 13G filed by Prudential. Jennison reported that it has sole voting power and shared dispositive power with respect to all 1,321,367 shares. The address for Jennison is 466 Lexington Avenue, New York, NY 10017.

(8)	This information is based on a Schedule 13G filed with the SEC on February 10, 2011 by The TCW Group, Inc., a parent holding company (“TCW”), on behalf of its subsidiaries consisting of TCW Asset Management Company, a registered investment advisor, TCW Investment Management Company, a registered investment advisor, and TCW Capital Investment Corporation. TCW reported that it had shared voting power with respect to 2,034,388 shares and shared dispositive power with respect to 2,228,096 shares. TCW does not have sole voting power or sole dispositive with respect to any shares. The address for TCW is 865 South Figueroa Street, Los Angeles, CA 90017.
(9)	This information is based on a Schedule 13G filed with the SEC on January 25, 2011 by Wells Fargo and Company, a parent holding company (“Wells Fargo”) on behalf of its subsidiaries consisting of Peregrine Capital Management, Inc., a registered investment advisor, Metropolitan West Capital Management, LLC, a registered investment advisor, Wells Fargo Advisors Financial Network, LLC, a broker dealer, Wells Fargo Advisors, LLC, a broker dealer, Wells Fargo Investments, LLC, a broker dealer, Wells Fargo Funds Management, LLC, a registered investment advisor, Wells Fargo Bank, N.A., a bank, and Wells Capital Management Incorporated, a registered investment advisor. Wells Fargo reported that it has sole voting power with respect to 1,176,015 shares, sole dispositive power with respect to 1,485,447 shares and shared dispositive power with respect to 500 shares. The address for Wells Fargo is 420 Montgomery Street, San Francisco, CA 94104.
(10)	Mr. Richard Woolcott is also a Named Executive Officer.
(11)	Represents shares held by The Collier Family Trust. Douglas Collier is the Co-Trustee of The Collier Family Trust, and exercises sole voting and dispositive power with respect to these shares.
(12)	Represents shares held by The Ruiz Family Trust. Tom Ruiz is the Co-Trustee of The Ruiz Family Trust, and exercises sole voting and dispositive power with respect to these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. Although we did not enter into any transaction that would require disclosure under Item 404 of Regulation S-K of the Exchange Act with any of our directors or executive officers or any other related persons, if we were to do so, such transaction would need to be approved by our Audit Committee prior to us entering into such transaction. A report is made to our Audit Committee annually disclosing all related persons that are employed by us and related persons that are employed by other companies that we had a material relationship with during that year, if any. No transactions that would require reporting occurred since the beginning of fiscal year 2010 or is currently proposed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who beneficially own more than 10% of Volcom’s outstanding common stock are subject to the requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC with respect to their ownership and changes in their ownership of common stock and other derivative Volcom securities. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their transactions in 2010 in Volcom securities and their holdings of Volcom securities, and (ii) the written representations received from one or more of such persons that no unfiled annual Form 5 reports were required to be filed by them for 2010, we believe that all reporting requirements under Section 16(a) for such year were met in a timely manner by our directors, executive officers and beneficial owners of greater than 10% of our common stock.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation, strategy, policies, programs and practices for our “Named Executive Officers”, which consists of Mr. Richard R. Woolcott, our Chairman and Chief Executive Officer, Mr. Jason W. Steris, our President and Chief Operating Officer, Mr. Douglas P. Collier, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Mr. Tom D. Ruiz, our Executive Vice President of Sales, and Mr. Ethan F. Anderson, our Senior Vice President, Creative Director.

Executive Summary

The Compensation Committee set 2010 annual base salaries for Volcom’s Named Executive Officers in December of 2009 which, in general, reinstated the salaries that were set by our Board of Directors in January of 2009. Given the uncertain economic environment, in February 2009, the Compensation Committee had reduced the base salaries that were set in January of 2009 by approximately 15% for Mr. Woolcott and by 10% for the other Named Executive Officers. On December 18, 2009, given the improved economic environment, the Compensation Committee recommended and our Board approved reinstating annual base salaries for the Named Executive Officers to generally the same levels as were in place in January 2009.

Also on December 18, 2009, the Compensation Committee recommended and the Board approved the 2010 Executive and Senior Manager Cash Bonus Plan, or the 2010 Plan. The Compensation Committee designed this program to ensure that a significant portion of compensation is “at risk” and depends upon Company performance for those members of executive and senior management with the greatest influence on corporate results. Under the 2010 Plan, Messrs. Woolcott, Steris, Collier, Ruiz and Anderson’s 2010 target bonus percentage of base salary opportunity remained at the same levels as in 2009. The target bonus opportunities for Messrs. Woolcott, Steris and Collier were based 100% on Company performance. The 2010 bonus opportunities for Messrs. Ruiz and Anderson were tied 60% to Company performance and 40% to individual performance. Actual bonuses could vary considerably according to our achievement of pre-established consolidated 2010 diluted EPS targets, as set forth in the table below under “Volcom Performance Component”. At each EPS level, participating individuals were paid a corresponding percentage of their target bonus opportunity, ranging from 0% to 119%. Target bonus opportunities were payable at 100% if we achieved EPS of $0.85.

All of Volcom’s Named Executive Officers received an annual cash bonus under the 2010 Plan for the fiscal year 2010 as a result of Volcom achieving its pre-established EPS targets set by the Compensation Committee in December of 2009. Despite a continuing challenging economic environment, Volcom reported EPS of $0.91 and, accordingly, our 2010 Plan, which is based on our performance of pre-established targets for this financial metric, paid out at 108% of target bonus opportunity for 2010. Since Volcom’s initial public offering in 2005, compensation for Volcom’s Named Executive Officers has been comprised predominantly of base salary and annual cash bonus. Equity compensation historically has not been a significant component of total compensation. Volcom’s Named Executive Officers have significant equity holdings in the Company and the Compensation Committee has historically believed that this ownership properly aligns their interests with Volcom and its stockholders. In 2009, in order to continue to attract and retain employees as Volcom grows, the Compensation Committee determined to offer equity compensation to employees.

General Compensation Policy

In December 2009, Volcom adopted a total compensation philosophy that reinforces high standards of executive performance based on fairness and the Company’s cooperative family culture. Our compensation strategies seek to reward highly productive, career focused executives for their contributions to the achievement of our mission and vision. We are committed to providing a total rewards strategy that appropriately balances executives’ shorter-term needs with their need for longer-term security. Volcom is guided by the following key principles in determining total compensation and the combination of the elements of total compensation:

1. Market Competition. Total compensation will reflect the competition in the marketplace for talented executives, so that we can attract and retain skilled and committed long-term executives who we believe will contribute to accomplishing our vision. We desire to develop and sustain a competitive advantage by having the best workforce in the industry.

2. Accountability for Business and Division Performance. Total compensation will reflect our financial results so that executive compensation is linked to our overall business performance. The degree to which an executive’s compensation will be tied to our overall results or department level performance will vary depending upon his or her ability to impact such results.

3. Accountability for Individual Performance. Total compensation should be partly tied to an individual’s performance, which may not be fully evident in our overall financial results. The amount of total compensation tied to individual performance will be higher for those executives whose individual contributions may not relate directly to our financial results. Individual performance objectives are determined on an annual basis.

4. Stockholders and Employees Share in Financial Success. We share the financial success of Volcom and its stockholders with those executives and employees who help create it. We believe fairness is reflected in compensation when it effectively addresses the interests of stockholders and the performance goals and ambitions of executives and employees.

5. Recognition of Exceptional Performance. We pay for exceptional performance and recognize unique contributions, ideas, abilities and high performance — and reward these accordingly.

Determination of Compensation

Compensation actions for our Named Executive Officers are determined by our Compensation Committee and, in some cases, our Board of Directors. The Compensation Committee makes its determinations in consultation with management, including recommendations made to the Compensation Committee by our Chief

Executive Officer and our Human Resources department. The Compensation Committee reviews the compensation of each executive officer from the past year when setting compensation for the current year. In addition, the Compensation Committee also reviews Volcom’s overall prior year performance and overall market conditions in determining compensation. The Compensation Committee also reviews compensation data from other companies for a market check when setting each element of executive compensation. The Compensation Committee does not utilize a compensation peer group but generally reviews compensation data from the following types of companies for its market check: (i) competitors in the action sports apparel market; (ii) similarly sized apparel companies based on geography, revenue, earnings and market capitalization; and (iii) similarly sized companies in other industries based on geography, revenue, earnings and market capitalization. This data is compiled by management for the Compensation Committee at the Compensation Committee’s request. The Compensation Committee only uses this data as a market check to confirm that Volcom’s executive compensation is reasonable based upon our market capitalization, revenue, profitability, geography and industry. We do not benchmark or target a specific percentile of the market for any element of our compensation or for total compensation.

While the Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our Chief Executive Officer and members of our Human Resources department routinely participate in this process, providing requested data, presentations, analyses and proposals. The Chief Executive Officer or President generally performs the performance reviews of each other executive and recommends to the Compensation Committee each other executive’s compensation based upon historical practice, a market survey report of other apparel companies and other relevant companies prepared by management, competitive factors and Volcom’s overall performance. The Chief Executive Officer’s recommendations are one of the factors considered by the Compensation Committee in making its determinations. Compensation decisions for executives are made by the Compensation Committee after evaluating all components of compensation and assessing total compensation.

Elements and Composition of Total Executive Officer Compensation

Volcom’s executive compensation program is designed to provide a balanced mix of pay that incorporates the following key components:

1. Annual Base Cash Compensation. Base salaries provide our executive officers with a degree of financial certainty and stability and also reward our executives for performing their core job duties, individual achievements and contributions. Annual base compensation is generally determined based on the application of prior-year Volcom performance, and the current year Volcom performance outlook. The Compensation Committee prefers to review these factors when determining base compensation rather than relying upon a formulaic percentage increase over the prior year or specific benchmarking.

On December 18, 2009, in light of the improved market conditions, the Compensation Committee recommended and the Board approved reinstating annual base salaries for Volcom’s Named Executive Officers to generally the same levels as were approved in January of 2009 prior to the February 2009 salary decrease. Given the uncertain economic environment, in February 2009, the Compensation Committee had reduced the 2009 base salaries that had been set by the Compensation Committee in January of 2009 by approximately 15% for Mr. Woolcott and by 10% for the other Named Executive Officers. The salary re-instatement was effective as of January 1, 2010. (See table below under “Summary Compensation Table” for base salaries information for each of the past three years.)

2. Annual Cash Bonus. Executive bonuses are based on the historical practice of bonus potential being a pre-determined percentage of base salary. The Compensation Committee evaluates bonuses in relation to base salary and total compensation for executives at comparable companies as a market check on whether such cash bonuses are reasonable based upon our market capitalization, revenue, profitability, geography and industry.

2010 Cash Bonus Plan. The 2010 Plan was designed to reward executive and senior management-level employees for achievement of certain Company objectives, and to a lesser extent, in the case of Messrs. Ruiz and

Anderson and other senior level managers, individual performance. A total of approximately 30 employees participated in the 2010 Plan. A participating employee’s target bonus opportunity was based on a percentage of that individual’s base salary ranging from 4% to 75%, based on position.

Mr. Woolcott’s target bonus opportunity was 75% of his base salary and was based 100% on company performance. The target bonus opportunities for Messrs. Steris, Collier, Ruiz and Anderson were set at 41%, 40%, 40%, and 27% of their base salaries, respectively. Other than Messrs. Ruiz and Anderson, the other Named Executive Officers’ target bonus opportunities were based 100% on Company performance. The 2010 bonus opportunities for Messrs. Ruiz and Anderson were tied 60% to Company performance and 40% to individual performance. Actual bonuses could vary considerably according to our achievement of pre-determined consolidated 2010 diluted EPS targets, as set forth in the table below under “Volcom Performance Component”. At each EPS level, participating individuals were paid a corresponding percentage of their target bonus opportunity, ranging from 0% to 119% (See table below under “Grants of Plan-Based Awards” for threshold, target and maximum bonus information).

The Compensation Committee designed this program to ensure that a significant portion of compensation is “at risk” and depends upon Company performance for those members of executive and senior management with the greatest influence on corporate results. At the end of each fiscal year, the Compensation Committee meets to review and certify fiscal performance. The Compensation Committee retains the discretion to award bonuses if the performance goals are not met and to provide additional compensation if the goals are exceeded. Historically, the Compensation Committee has not exercised, and in 2010 the Compensation Committee did not exercise, this discretion.

For 2010, Volcom achieved diluted EPS of $0.91 per share, resulting in a payout in accordance with the bonus structure established at the beginning of the year at 108% of target. As such, Messrs. Woolcott, Steris and Collier, whose bonuses were tied solely to the Company performance measure, received an annual cash bonus under the 2010 Plan for 2010 equal to 108% of their target bonus opportunities. Messrs. Ruiz and Anderson also received 108% of the portion of their bonus targets that was tied to the Company performance measure.

Volcom Performance Component. The portion of the bonuses, based on Volcom performance, were measured against pre-determined earnings per share targets, as described below:

Percentage of Target Bonus Opportunity	Consolidated 2010 Diluted Earnings Per Share	Percentage of Target Bonus Opportunity	Consolidated 2010 Diluted Earnings Per Share
0%	$0.64 and lower	79%	$0.83
27%	$0.65	80%	$0.84
29%	$0.66	100%	$0.85
30%	$0.67	102%	$0.86
31%	$0.68	104%	$0.87
32%	$0.69	105%	$0.88
53%	$0.70	106%	$0.89
55%	$0.71	107%	$0.90
56%	$0.72	108%	$0.91
57%	$0.73	110%	$0.92
58%	$0.74	111%	$0.93
59%	$0.75	112%	$0.94
60%	$0.76	113%	$0.95
62%	$0.77	114%	$0.96
63%	$0.78	115%	$0.97
64%	$0.79	117%	$0.98
75%	$0.80	118%	$0.99
76%	$0.81	119%	$1.00 and above
78%	$0.82

Individual Performance Component. The 2010 bonus opportunities for Messrs. Ruiz and Anderson were tied 60% to Company performance and 40% to individual performance. Under the bonus plan, individual performance measures reflect what an executive or senior member of management must do in order for Volcom to meet its short and long-term business goals. Individual objectives vary in detail and subject matter based on the employee’s function and department. Typical objectives can include achieving sales, financial, profit margin and development objectives; executing strategic transactions; increasing productivity and operating measures and identifying and implementing cost reduction and efficiency measures. The bonus pool based on individual performance is only funded by the percentage that we achieve the diluted EPS targets described above under Volcom Performance Component.

For fiscal year 2010, Mr. Ruiz’s individual performance measures were as follows (i) achieving certain sales targets, (ii) achieving certain margin targets, and (iii) meeting certain personal and Company strategy goals. For fiscal year 2010, Mr. Ruiz achieved 85% of his target bonus objectives.

For fiscal year 2010, Mr. Anderson’s individual performance measures were as follows (i) aligning brand objectives to overall branding efforts, (ii) web launch creativity, (iii) staying within the creative department budget and (iv) meeting certain personal goals. For fiscal year 2010, Mr. Anderson achieved his target bonus objectives.

3. Long-Term Equity Compensation. To date, long-term equity compensation has not played a significant role in our executives’ total compensation. The grant of long-term equity incentive compensation (including stock options and restricted stock) is considered by the Compensation Committee on a case-by-case basis. Historically, most of the members of our senior management have had considerable ownership in Volcom, which ownership the Compensation Committee believed sufficiently aligned the executive team’s interests with the interests of Volcom’s stockholders. However, in order to continue to attract and retain employees as Volcom matures as a public company, in 2009, the Compensation Committee determined it would offer equity compensation to employees. In 2010, however, the Compensation Committee did not offer equity compensation to any of Volcom’s Named Executive Officers. All equity grants currently require the approval of the Compensation Committee or the Board of Directors.

4. Other Elements of Total Compensation. Volcom does not offer its executives any type of non-qualified deferred compensation, defined contribution plan, or defined benefit plan. We do provide a 401(k) for all employees, including executives, with Volcom matching up to six percent of the contribution limit, though the matching 401(k) contributions were temporarily suspended during a portion of 2009 due to the negative economic climate. The matching 401(k) contributions have not been reinstated. In 2009, the Compensation Committee eliminated all perquisite programs and has not reinstated them.

Policies with Respect to Security Ownership Requirements

Volcom does not have a policy with respect to security ownership; most of the current members of senior management have considerable ownership in Volcom, which ownership the Compensation Committee believes sufficiently aligns the current executive team’s interests with the interests of Volcom’s stockholders. Volcom does not currently permit executives to hedge their position in Volcom stock.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to the Chief Executive Officer and any of its three other most highly compensated executive officers, other than the Chief Financial Officer. However, certain performance-based compensation is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board of directors committee that establishes such goals consists solely of two or more “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-person limitation on the number of shares for which options may be granted during a specified period.

All members of the Compensation Committee qualify as outside directors under Section 162(m). Our Amended and Restated 2005 Incentive Award Plan, (“2005 Plan”), has been designed with the intent to allow us to pay performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Information Statement.

Submitted by the Compensation Committee of Volcom’s Board of Directors:

Carl W. Womack (Chair)

Douglas S. Ingram

Kevin G. Wulff

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our Named Executive Officers for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2010, 2009 and 2008. Please note that ownership of vested stock awards is set forth under “Ownership of Securities” in this Information Statement.

Name and Principal Position	Year	Salary(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total Compensation
Richard R. Woolcott,	2010	$447,017	$0	$362,084	$0	$809,101
Chairman and Chief Executive Officer	2009	$392,553	$0	$0	$447	$393,000
	2008	$420,000	$0	$0	$25,350	$445,350

Jason W. Steris,	2010	$353,420	$0	$156,494	$0	$509,914
President and Chief Operating Officer	2009	$322,989	$571,458	$0	$447	$894,894
	2008	$336,000	$0	$0	$2,640	$338,640

Douglas P. Collier,	2010	$336,000	$0	$145,152	$0	$481,152
Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2009	$307,569	$476,215	$0	$433	$784,217
	2008	$336,000	$0	$0	$930	$336,930

Tom D. Ruiz,	2010	$336,000	$0	$123,379	$0	$459,379
Executive Vice President of Sales	2009	$307,569	$476,215	$0	$447	$784,231
	2008	$336,000	$0	$0	$930	$336,930

Ethan F. Anderson,	2010	$250,000	$0	$72,900	$0	$322,900
Executive Vice President, Creative Director	2009	$239,567	$380,972	$0	$0	$620,539

(1)	Includes any amount of salary deferred under our 401(k) plan otherwise payable in cash during the year.
(2)	The amounts shown represent the grant date fair value of option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our 2010 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(3)	Represents cash awards payable under the Volcom Cash Bonus Plan. No bonuses were paid to our Named Executive Officers in 2008 or 2009. See Compensation Discussion and Analysis — Annual Cash Bonus for a description of bonuses paid to the Named Executive Officer under the 2010 Plan.
(4)	The 2009 and 2008 amounts shown consist of amounts received by the Named Executive Officers in the form of 401(k) matching contributions. No matching contributions were made under the 401(k) plan in 2010. The Compensation Committee eliminated all major perquisite programs in 2009.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 31, 2010.

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Richard R. Woolcott	12/18/2009	$90,521	$335,263	$398,963
Jason W. Steris	12/18/2009	$39,124	$144,902	$172,433
Douglas P. Collier	12/18/2009	$36,288	$134,400	$159,936
Tom D. Ruiz	12/18/2009	$36,288	$134,400	$159,936
Ethan F. Anderson	12/18/2009	$18,225	$67,500	$80,325

(1)	The 2010 Cash Bonus Plan was designed to reward executive and senior management-level employees primarily for achievement of Company diluted EPS targets, and to a lesser extent individual performance. Mr. Woolcott’s target bonus opportunity was 75% of his base salary and the target bonus opportunities for Messrs. Steris, Collier, Ruiz and Anderson were at 41%, 40%, 40% and 27% of their base salaries, respectively. The target amounts in the table above represent a bonus payment of 100% of an individual’s target bonus opportunity, payable if our diluted EPS for fiscal 2010 was $0.85. No bonus was payable if our diluted EPS was $0.64 or less, the threshold bonus payable was 27% of the individual’s target bonus potential if our diluted EPS was $0.65 and the maximum bonus payable was 119% of the individual’s bonus potential if our diluted EPS was $1.00 or greater. Bonuses were paid to Named Executive Officer in fiscal 2010 at 108% of the target bonus, as the Company achieved diluted earnings per share of $0.91. See “Compensation Discussion and Analysis — Annual Cash Bonus” for a more complete description of the 2010 Cash Bonus Plan.

Outstanding Equity Awards

The following table sets forth summary information regarding the outstanding equity awards held by each of our Named Executive Officers at December 31, 2010:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Richard R. Woolcott	0	0		NA	NA	0	NA
Jason W. Steris(1)	12,000	48,000	(1)	$13.47	05/05/2019	0	NA
Douglas P. Collier(1)	10,000	40,000	(1)	$13.47	05/05/2019	0	NA
Tom D. Ruiz	5,000	0		$18.00	06/29/2015	0	NA
	0	40,000	(1)	$13.47	05/05/2019
Ethan F. Anderson(1)	20,000	0		$18.00	06/29/2015	0	NA
	8,000	32,000	(1)	$13.47	05/05/2019

(1)	The options shall vest in equal annual installments of 20% per year over five years, which first installment vested on May 5, 2010.

Option Exercises

The following table summarizes the option exercises and stock award vesting and value realized for each of our Named Executive Officers for the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard R. Woolcott	NA	NA	NA	NA
Jason W. Steris	NA	NA	NA	NA
Douglas P. Collier	NA	NA	NA	NA
Tom D. Ruiz	10,000	$76,898	NA	NA
	1,858	$5,870	NA	NA
	8,300	$25,198	NA	NA
Ethan F. Anderson	NA	NA	2,000	$33,080

(1)	Amounts shown are based on the Nasdaq closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into change in control agreements with certain officers and key employees of the Company including Richard R. Woolcott, Jason W. Steris, Douglas P. Collier, Tom D. Ruiz and Ethan Anderson (together, our “Named Executive Officers”) effective as of May 1, 2011 (collectively, the “Change in Control Agreements”).

Each Change in Control Agreement entered into with the Named Executive Officers provides that if there is a change in control of the Company and the Named Executive Officer is discharged by the Company other than for “cause” or the executive resigns for “good reason” within two years after such a change in control, the executive will be entitled to:

(i) a lump sum cash severance payment:

•	in the case of Messrs. Woolcott and Steris, equal to 2.5 times the sum of (1) his then annual base salary, plus (2) his 2010 annual bonus;

•	in the case of Messrs. Collier and Ruiz, equal to 2.0 times the sum of (1) his then annual base salary, plus (2) his 2010 annual bonus; and

•	in the case of Mr. Anderson, equal to 1.0 times the sum of (1) his then annual base salary, plus (2) his 2010 annual bonus;

(ii) a lump sum cash payment prorated as of the date of termination, based on the named executive officer’s 2010 actual annual bonus;

(iii) continued medical and dental health insurance benefits:

•	in the case of Messrs. Woolcott and Steris, for 30 months following a qualifying termination;

•	in the case of Messrs. Collier and Ruiz, for 24 months following a qualifying termination; and

•	in the case of Mr. Anderson, for 12 months following a qualifying termination;

(iv) immediate vesting of all of the then outstanding unvested stock options and restricted stock; and

(v) outplacement services:

•	in the case of Messrs. Woolcott, Steris, Collier and Ruiz, for 24 months following a qualifying termination, up to a maximum amount of $25,000; and

•	in the case of Mr. Anderson, for 12 months following a qualifying termination, up to a maximum amount of $25,000.

If the severance benefits to be paid upon a qualifying termination would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, the executive officer will receive the full amount of the severance benefits, or such lesser amount of the benefits that would result in the benefits not being subject to the excise tax. In addition, each executive officer must submit a general release of claims in favor of the Company in order to receive severance benefits. Each executive officer will be subject to non-disparagement and non-solicitation of Company employees covenants for one year following the date of termination. The initial term of each agreement continues in effect from the effective date through the third anniversary of the effective date.

Director Compensation

The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2010.

Director	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total Compensation
Douglas S. Ingram	$40,375	$27,789	$68,164
Anthony M. Palma	$36,250	$27,789	$64,039
Joseph B. Tyson	$40,000	$27,789	$67,789
Carl W. Womack	$39,750	$27,789	$67,539
René R. Woolcott	$32,500	$27,789	$60,289
Kevin G. Wulff	$35,625	$27,789	$63,414

(1)	Any member of our Board who is also an employee does not receive any additional compensation for serving on our Board of Directors. Our non-employee directors receive an annual retainer of $35,000, payable in monthly installments. An additional annual retainer of $10,000 is paid to the Audit Committee Chairperson, $7,500 to the Compensation Committee Chairperson and $5,000 to the Nominating and Corporate Governance Committee Chairperson. Each member of a committee (other than the Chairperson of the committee) also receives a retainer, as follows: Audit Committee, $5,000; Compensation Committee, $3,750; and Nominating and Corporate Governance Committee, $2,500. A prorated annual retainer is paid to any person who becomes a committee chair on a date other than the date of the annual meeting of our stockholders. Our Board members are expected to attend each meeting of the Board of Directors and their respective committee meetings and so we do not pay a per-meeting attendance fee. We reimburse Board members for reasonable travel expenses in connection with attending Board and committee meetings.
(2)	Each non-employee director is entitled to receive an annual option to purchase 2,000 shares of our common stock on the date of the annual meeting, which option vests in full on the first anniversary of the date of grant. All options are granted with an exercise price equal to the closing sale price on the date of grant, have a ten-year term and their vesting is conditioned upon continued service on the Board through the vesting date. The amounts shown are the grant date fair value of stock options granted in fiscal year 2010, as prescribed under FASB ASC Topic 718. For a discussion of valuation assumptions, see Footnote 11, “Stockholders’ Equity” to our 2010 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(3)	As of December 31, 2010, each non-employee director, other than René Woolcott, held 16,000 fully-vested options and 7,000 unvested options. René Woolcott held 2,000 unvested and 2,000 vested options at December 31, 2010. None of the non-employee directors held any stock awards as of December 31, 2010.

Compensation Risk Management

In March 2011, management assessed our compensation policies and practices to determine whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed management’s assessments and believes that our compensation policies and practices do not create such risks. Management assessed our compensation programs against potential compensation risks relating to pay mix, performance metrics, payment timing and adjustments, payout curves, equity incentives, performance appraisal, and leadership and culture, with no areas of material risk identified. In reaching its conclusion that the Company’s compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on the Company, management considered the following:

•

The majority of our employees’ cash compensation is fixed in the form of base salaries or hourly compensation. Fixed compensation in the form of base salaries or hourly compensation provide income regardless of our short-term performance and do not create an incentive for employees to take unnecessary risks.

•

The Company does not use a revenue performance measure under its management cash incentive plan. For 2009 and 2010, performance under the management cash incentive plan has been measured by our achievement of diluted earnings per share and all participants (other than our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) have had both a Company performance component and an individual performance component. In addition, maximum payouts under the plan are capped and in 2009 were limited to 125% of each participant’s target opportunity. The cap was reduced in 2010 to 119% of target opportunity.

•

The Compensation Committee exercises broad discretion in determining compensation amounts and qualitative factors beyond quantitative financial metrics are a key consideration in the determination of individual cash bonuses and long-term equity awards.

•

The financial opportunity under our long-term incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking. Stock options align our employees’ interests with that of stockholder interests by providing the opportunity for employees to realize value only when our stock price increases. In addition, all employee stock option awards have a minimum vesting period of five-years, subject to the holder’s continuing service with the Company. This promotes alignment of employees’ interests with the Company’s long-term objectives and with our stockholders’ interests.

•	Our current senior management team generally has considerable ownership in the Company, which ownership aligns the executive team’s interests with the interests of our stockholders.

This information statement contains “forward-looking statements” that relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Volcom’s audited financial statements for the year ended December 31, 2010 and the notes thereto.

Review with Management. The Audit Committee has reviewed and discussed Volcom’s audited financial statements with management.

Review and Discussions with Independent Accountants. The Audit Committee has reviewed and discussed Volcom’s audited financial statements with Deloitte & Touche LLP, Volcom’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee has also received and reviewed written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence from Volcom.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that Volcom’s audited financial statements be included in Volcom’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Audit Committee of the board of directors:

Joseph B. Tyson (Chair)

Anthony M. Palma

Carl W. Womack

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report and the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will such report be incorporated by reference into any future filings made by the Company under those statutes.